Exhibit 99.1

ONE ROCK CAPITAL PARTNERS COMPLETES ACQUISITION OF INNOPHOS

Richard Hooper Appointed Chief Executive Officer

CRANBURY, NJ and NEW YORK, NY, February 7, 2020 – Innophos Holdings, Inc. (“Innophos” or the “Company”), a leading international producer of essential ingredients, today announced the completion of its acquisition by an affiliate of One Rock Capital Partners, LLC (“One Rock”), a leading middle-market private equity firm.

In conjunction with the completion of the transaction, Richard Hooper has been appointed Chief Executive Officer of Innophos, effective immediately. Mr. Hooper is an industry veteran with 40 years of specialty materials experience.

“The closing of this transaction represents an exciting new chapter for Innophos, its employees and customers that furthers its ability to improve quality of life through purpose-built ingredients,” said Mr. Hooper. “As a private company, Innophos is expected to have greater flexibility to drive continued growth in its attractive end markets and strengthen its existing operations. I am thrilled to lead Innophos at this important point in its evolution and look forward to leveraging the substantial resources and expertise of One Rock to deliver unparalleled value to our customers.”

Tony W. Lee, Managing Partner of One Rock, commented, “We are pleased to partner with Innophos, which has established an enviable, market-leading position with comprehensive manufacturing and R&D capabilities. We intend to build on its strong foundation and help enable the Company’s success over the long term by instilling operational and commercial excellence and working to enhance the solutions that Innophos offers to an impressive roster of brands around the world.” One Rock Managing Partner R. Scott Spielvogel added, “Having worked closely alongside Richard previously, we are confident he will be able to apply his proven track record of creating value at specialty materials companies to Innophos. Richard is an outstanding leader, and we believe he will align well with the Company’s culture.”

Under the terms of the transaction, the Company’s stockholders will receive $32.00 in cash for each share of Innophos common stock they hold (without interest and subject to any applicable withholding taxes). The transaction was announced on October 21, 2019 and received approval from Innophos stockholders at a special meeting of the stockholders held on January 15, 2020. As a result of the completion of the transaction, shares of Innophos common stock have ceased trading and will no longer be listed on the NASDAQ Global Select Market.

Lazard acted as exclusive financial advisor to Innophos with respect to the transaction, and Baker Botts L.L.P. acted as its legal counsel. Latham & Watkins LLP acted as legal counsel to One Rock, and RBC Capital Markets, LLC acted as its financial advisor.

About Innophos

Innophos is a leading international producer of essential ingredients. The Company partners with world-leading health and nutrition, food and beverage and industrial brands to create science-based solutions that improve quality of life. Its knowledgeable teams apply science to unlock the potential that lies within the blends and formulations that it delivers. Forward-thinking and people-centric at heart, Innophos executes with purpose and efficiency to create value in everything it does. Innophos is headquartered in Cranbury, New Jersey and has manufacturing operations across the United States, in Canada, Mexico and China.

About One Rock Capital Partners, LLC

One Rock makes controlling investments in companies with potential for growth and operational improvement using a rigorous approach that utilizes highly experienced Operating Partners to identify, acquire and enhance businesses in select industries. The involvement of these Operating Partners affords One Rock the ability to conduct due diligence and consummate acquisitions and investments in all types of situations, regardless of complexity. One Rock works collaboratively with company management and its Operating Partners to develop a comprehensive business plan focused on growing the enterprise and its profitability to enhance long-term value. For more information, visit www.onerockcapital.com.

Media Contacts

For One Rock

Alex Jeffrey/Sam Fisher

Gasthalter & Co.

(212) 257-4170